Exhibit 23(d)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Provident Bankshares Corporation:
We consent to the use of our reports dated February 29, 2008, with respect to the consolidated statements of condition of Provident Bankshares Corporation and subsidiaries (“Corporation”) as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
The aforementioned report with respect to the consolidated financial statements, refers to changes in the Corporation’s method of accounting for share-based compensation with the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment” and its method of accounting for defined benefit pension and other postretirement plans as of December 31, 2006, in accordance with SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ KPMG LLP
Baltimore, Maryland
January 22, 2009